Supplement To Prospectus Supplement Dated March 28, 2005
(To Prospectus Dated October 26, 2004)

                                  $30,022,000

                               IndyMac MBS, Inc.
                                   Depositor

                            [LOGO] IndyMac Bank(R)
                          Seller and Master Servicer

                   IndyMac INDX Mortgage Loan Trust 2005-AR5
                                    Issuer

     This Supplement updates the prospectus supplement dated March 28, 2005 that has been issued with respect to the IndyMac INDX Mortgage Loan Trust 2005-AR5, Mortgage Pass-Through Certificates, Series 2005-AR5 (the "Certificates"), as described below.

     Subject to the terms and conditions set forth in the underwriting agreement between the depositor and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the depositor has agreed to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to purchase, the outstanding Class Certificate Balance of each class of Certificates set forth in the table below.

                    Class Certificate Balance
                    -------------------------
   Designation              (Approximate)             Pass-Through Rate
   -----------              -------------             -----------------
    Class B-1                $12,661,000                   Variable
    Class B-2                $10,522,000                   Variable
    Class B-3                $ 6,839,000                   Variable

     Proceeds to the depositor from the sale of these Certificates (the "Underwritten Certificates") are expected to be approximately 99.548497% of the principal balance of the Underwritten Certificates plus accrued interest before deducting expenses payable by the depositor. The Underwritten Certificates will be purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated on or about March 30, 2005.

     Distribution of the Underwritten Certificates will be made by Merrill Lynch, Pierce, Fenner & Smith Incorporated from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Merrill Lynch, Pierce, Fenner & Smith Incorporated may effect such transactions by selling the Underwritten Certificates to or through dealers and such dealers may receive from Merrill Lynch, Pierce, Fenner & Smith Incorporated, for which they act as agent, compensation in the form of underwriting discounts, concessions or commissions. Merrill Lynch, Pierce, Fenner & Smith Incorporated and any dealers that participate with Merrill Lynch, Pierce, Fenner & Smith Incorporated in the distribution of the Underwritten Certificates may be deemed to be underwriters, and any discounts, commissions or concessions received by them, and any profits on resale of the Underwritten Certificates purchased by them, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

     The depositor has been advised by Merrill Lynch, Pierce, Fenner & Smith Incorporated that it intends to make a market in the Underwritten Certificates but Merrill Lynch, Pierce, Fenner & Smith Incorporated has no obligation to do so. There can be no assurance that a secondary market for the Underwritten Certificates will develop or, if it does develop, that it will continue or that it will provide certificateholders with a sufficient level of liquidity of investment.


     The depositor has agreed to indemnify Merrill Lynch, Pierce, Fenner & Smith Incorporated against, or make contributions to Merrill Lynch, Pierce, Fenner & Smith Incorporated with respect to, liabilities customarily indemnified against, including liabilities under the Securities Act of 1933, as amended.

     This Supplement also updates the "Summary--ERISA Considerations" and "ERISA Considerations" sections on page S-6 and pages S-75 through S-77, respectively, in the prospectus supplement, to reflect the fact that the Underwritten Certificates are being purchased by a person to whom the Exemption has been granted, and therefore the Underwritten Certificates may be transferred to Plans under the same conditions as offered certificates which qualify for the Exemption.

                          ---------------------------

     This Supplement does not contain complete information about the Underwritten Certificates. Additional information is contained in the prospectus supplement dated March 28, 2005 prepared in connection with the issuance of the offered certificates and in the prospectus of the depositor dated October 26, 2004. You are urged to read this Supplement, the prospectus supplement, and the prospectus in full.



                                 Merrill Lynch

                 The date of this Supplement is March 30, 2005